Exhibit 99.1

DYNΛVAX

INNOVATING IMMUNOLOGY

2929 Seventh Street, Suite 100

Berkeley, CA 94710

Dynavax Presents Pivotal Phase 3 Data Showing HEPLISAV-B™ Provides Significantly Higher Protection Against Hepatitis B than Engerix-B®

-- Data Presented at NFID’s Annual Conference on Vaccine Research --

BERKELEY, Calif. – April 18 2016 -- Dynavax Technologies Corporation (NASDAQ: DVAX) today announced results from HBV-23, a pivotal Phase 3 trial that provides head-to-head safety and immunogenicity data comparing its investigational adult hepatitis B vaccine, HEPLISAV-B, with the leading vaccine, Engerix-B, in adults 18 to 70 years of age. These data were presented at the National Foundation for Infectious Diseases’ (NFID) 19th Annual Conference on Vaccine Research (ACVR) in Baltimore, MD.

Results of the trial demonstrated that both co-primary endpoints were met. HEPLISAV-B provided a statistically significant higher rate of protection with fewer doses than Engerix-B with a similar safety profile.

HBV-23 was a randomized, observer-blinded, active-controlled, multi-center study. Participants were randomized to HEPLISAV-B or Engerix-B in a two to one ratio. They were stratified into two age groups, 18 to 39 years and 40 to 70 years. Two doses of HEPLISAV-B were given one month apart compared to the conventional Engerix-B regimen of three doses given over six months. HEPLISAV-B participants were followed for 52 weeks after the last dose, and Engerix-B participants were followed for 28 weeks after the last dose.

HEPLISAV-B demonstrated statistically significant higher protection rates than Engerix-B in both age groups. The seroprotection rate in all participants who received HEPLISAV-B was 95 percent compared to 81 percent for Engerix-B. Of participants 18 to 39 years of age, 99 percent who received HEPLISAV-B and 93 percent who received Engerix-B were seroprotected. In participants 40 to 70 years of age, a larger difference in seroprotection rates was seen with the HEPLISAV-B rate of 95 percent compared to 79 percent for Engerix-B.

The rates of local and systemic reactions, adverse events, serious adverse events, and deaths were similar between the HEPLISAV-B and Engerix-B groups. All adverse events considered to represent potential immune-mediated disorders were reviewed by an independent, blinded Safety Evaluation and Adjudication Committee and classified as not related to vaccination. Of the new onset immune-mediated adverse events, Bell’s palsy occurred in 0.09% of HEPLISAV-B and 0.04% of Engerix-B participants. Additionally, in the HEPLISAV-B group, there was a single case each of alopecia areata, polymyalgia rheumatica, and ulcerative colitis. With the HBV-23 trial, the total safety database now comprises 14,238 participants: 10,038 of whom received HEPLISAV-B and 4200 of whom received Engerix-B.

“Consistent with all of our previous trials, these data show that HEPLISAV-B provided higher rates of protection earlier with fewer doses and a similar safety profile,” said Robert Janssen, MD, chief medical officer and vice president of clinical development for Dynavax. “If approved, this vaccine could offer a better way to protect people from a chronic infection that can cause cirrhosis of the liver, cancer or death.”

The US Food and Drug Administration has established September 15, 2016 as the Prescription Drug User Fee Act action date for the HEPLISAV-B Biologics License Application.

About Hepatitis B

Hepatitis B is a viral disease of the liver that can become chronic and can lead to cirrhosis of the liver, hepatocellular carcinoma and death. In the US, the Centers for Disease Control and Prevention estimates that approximately 20,000 hepatitis B infections continue to occur annually, with the vast majority occurring in adults. There is no cure for hepatitis B, and disease prevention through more effective vaccines is critical to reducing the spread of the disease.

About HEPLISAV-B

HEPLISAV-B is an investigational adult hepatitis B vaccine that combines hepatitis B surface antigen with a proprietary Toll-like Receptor 9 agonist to enhance the immune response. In Phase 3 trials, HEPLISAV-B demonstrated higher and earlier protection with fewer doses than a currently licensed hepatitis B vaccine.

HEPLISAV-B is administered in two doses over one-month. Currently marketed hepatitis B vaccines are administered in three doses over a six-month schedule. Results of a published Vaccine Safety Datalink study showed that only 54 percent of adults completed the three-dose hepatitis B vaccine series in one year.1 Those who do not complete the series may not be adequately protected against hepatitis B.

HEPLISAV-B has a safety profile similar to that of existing vaccines. The investigational vaccine’s safety profile is based on clinical trials that generated safety data from more than 10,000 participants and compared it to ENGERIX-B. The most frequently reported local reaction was injection site pain. The most common systemic reactions were fatigue, headache and malaise.

Dynavax has worldwide commercial rights to HEPLISAV-B.

About Dynavax

Dynavax, a clinical-stage biopharmaceutical company, discovers and develops novel vaccines and therapeutics in the areas of infectious diseases and oncology. Dynavax's lead product candidates are HEPLISAV-B, a Phase 3 investigational adult hepatitis B vaccine, and SD-101, an investigational cancer immunotherapeutic currently in several Phase 1/2 studies. For more information, visit www.dynavax.com.

[1]

Nelson, J. et al. American Journal of Public Health, “Compliance with Multiple-Dose Vaccine Schedules Among Older Children, Adolescents and Adults: Results from a Vaccine Safety Datalink Study.” 2009. Vol. 99 No. S2.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding HEPLISAV-B and FDA review. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including whether there will be changes in the data or interpretation; whether the final study results will be deemed satisfactory by the FDA; whether additional studies or manufacturing process enhancements will be required or other issues will arise that will negatively impact the review and approval by the FDA; initiation, enrollment and completion of pre-clinical studies and clinical trials of our other product candidates, including SD-101; the results of clinical trials and the impact of those results on the initiation or continuation of subsequent trials and issues arising in the regulatory process; and other risks detailed in the "Risk Factors" section of our most recent current periodic report filed with the SEC. These statements represent our estimates and assumptions only as of the date of this press release. We do not undertake any obligation to update publicly any such forward-looking statements, even if new information becomes available. Information on Dynavax's website at www.dynavax.com is not incorporated by reference in our current periodic reports with the SEC.

Media Contact:

Katie Hogan

WCG

415.658.9745

khogan@wcgworld.com

Investor Contact:

Michael Ostrach

Chief Financial Officer, Dynavax

510.665.7257

mostrach@dynavax.com